Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 18th day of September, 2006 (the “Effective Date”), by and between IRIDIUM HOLDINGS LLC., a Delaware limited liability Company (the “Company”) and IRIDIUM SATELLITE LLC, a Delaware limited liability Company (“Satellite”) (together “Iridium”) and MATTHEW J. DESCH (“Executive”).

WHEREAS, Iridium desires to employ Executive as Chief Executive Officer of Company and Chairman and Chief Executive Officer of Satellite, a wholly-owned subsidiary of the Company, and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Iridium and Executive intending to be legally bound agree as follows:

1.

Employment.  Iridium agrees to employ Executive, and Executive agrees to be so employed, as Chief Executive Officer of Company and Chairman and Chief Executive Officer of Satellite on the terms and subject to the conditions herein set forth.

2.

Term.  The term of Executive’s employment with Iridium under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a period of four (4) years (the “Initial Term”). The Term shall automatically be extended for an additional two-year period unless notice of nonextension is given by either party to the other, not more than six (6) months before the end of the Initial Term. Notwithstanding the foregoing, Executive’s employment is subject to termination during the Term as provided in section 6 of this Agreement.

3.

Duties.  Executive shall serve as, and have responsibilities and authority consistent with the position of a full-time Chief Executive Officer of Company and Chairman and Chief Executive Officer of Satellite. Executive’s specific responsibilities and authority shall be as from time to time established by the Board of Directors of the Company, to which Executive shall report. Executive shall devote commercially reasonable efforts and all commercially reasonable, necessary, and appropriate business time and attention to such duties. Notwithstanding the foregoing, Iridium acknowledges that Executive has investment, charitable, and professional interests and obligations that he will attend to on a continuing basis, but Executive represents and covenants that these activities will not materially interfere with the performance of his duties hereunder.

4.

Compensation and Benefits.

(a)

Base Compensation. During the Initial Term, Satellite shall pay Executive a base salary (the “Base Salary”) at an annual rate of $550,000. During each succeeding year during the Term, Executive’s Base Salary shall be subject to increase (but shall not be decreased) as determined by the Company’s Board of Directors based upon the Executive’s level of performance for the prior year but in no event shall the Base Salary be increased by less than the corresponding percentage increase in the Consumer Price Index (CPI-

Urban Wage Earners, Washington-Baltimore, 1996=100) for each calendar year period during the Term.

(b)

Inceptive Compensation. Executive shall be entitled to receive, within three (3) months after the end of each calendar year, an incentive bonus (“Bonus”) of up to 70% of his Base Salary during such calendar year based upon the achievement of performance targets and objectives established for such year for Satellite by the Company’s Board of Directors in consultation with Executive. Of this maximum amount, 100% shall be based upon achieving 100% of Company performance targets. A lesser amount may be paid in the discretion of the Company’s Board of Directors if the applicable targets are not achieved. For the period from the Effective Date through December 31, 2006, the annual maximum bonus amount shall be prorated, and the Company shall make an award up to this prorated maximum, limited by the Company’s overall performance percentage pursuant to the 2006 Bonus Plan. The annual Bonus Plan will provide for additional incentive bonuses or other compensation if performance targets and objectives are exceeded.

(c)

Benefit Plans, Fringe Benefits, and Other Payments.

(1)

During the Term, Executive shall be entitled to participate immediately (subject to any generally applicable waiting periods) in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) from time to time offered by Satellite to its executives or to its employees generally, and Executive shall receive such other benefits as the Company may determine from time to time. In addition, during the Term, Satellite shall provide Executive with the use of a suitable automobile and pay the expenses relating thereto and shall pay Executive’s annual dues (but not initiation fees) for a private club of his choice in the Washington D.C. Metropolitan area. The Company shall also pay Executive’s expenses for relocating his residence from Dallas, Texas to the Washington D.C. Metropolitan area, including the reasonable cost of temporary housing for a period of up to 180 days and reasonable periodic trips for Executive and his spouse between Dallas and Washington D.C. Metropolitan area during such temporary period. Company shall increase the amount reimbursed for temporary housing to approximately cover Executive’s tax liability in receiving such payments.

(2)

Executive shall be entitled to the accrual of four (4) weeks of paid time off annually. Executive shall be paid a pro rata portion of his salary for each week of accrued and unused paid time off, in accordance with Satellite’s policies of general application in effect at the time of the termination of his employment.

(3)

Executive shall be entitled to such other perquisites as are comparable to those that Satellite from time to time extends to its senior executive staff.

(4)

Satellite shall reimburse Executive for business, travel, lodging, meals, and other reasonable business expenses incurred by him in his performance of services hereunder subject to submission of documentation in accordance with Satellite’s business expense reimbursement policies from time to time applicable to its senior executives.

(d)

D&O Coverage; Indemnification. If and to the extent that Satellite from time to time maintains such policies, Satellite agrees to cause Executive to be covered under its director/officer and general liability policies for all acts or omissions of Executive within the scope of his employment occurring (or alleged to have occurred) during the Term. Whether or not such coverage exists or is available, Satellite hereby agrees to indemnify Executive and to hold him harmless from any claim, cause of action, cost, or expense (including reasonable attorneys’ fees) arising out of any such act or omission, regardless of whether such claim or cause of action becomes known or is asserted, or such cost or expense is incurred, during the Term, except to the extent that it is finally determined in a judicial proceeding or in an arbitration proceeding pursuant to section 8 that liability for such claim or cause of action is due to Executive’s gross negligence, knowing malfeasance, or willful misconduct.

(e)

Payments; Withholding of Taxes, etc. Payments of Base Salary shall be made in biweekly or other installments in accordance with Satellite’s general payroll practices from time to time in effect. All payments to Executive hereunder shall be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

5.

Profits Interest.  As an additional inducement to Executive to enter into this Agreement, Executive shall be entitled to a “Profits Interest” from Company on the terms and subject to the conditions and limitations set forth in Exhibit A.

6.

Termination.

(a)

Definitions.  As used in this Agreement, the following terms have the meaning ascribed to them in this subsection:

(1)

“Cause” means:

(i)

Executive’s knowing and willful violation of Satellite or Company policy that causes a material adverse effect on the Company or Satellite or continued failure, after not less than thirty (30) days’ written notice from the Company or Satellite, to perform his duties as described in section 3, including failure to follow lawful directions of the Board of Directors of the Company, except where such repeated failure is caused by or attributable to a Disability;

(ii)

The issuance of an indictment or filing of a criminal information charging Executive with the commission of a crime constituting a felony or involving moral turpitude or Executive’s conviction of any such crime;

(iii)

Executive’s embezzlement or criminal diversion of funds; or

(iv)

Executive’s failure to perform or to comply with any material term or condition of this Agreement, if Executive fails to cure such failure or fails to commence and diligently seek to cure such failure within thirty (30) days after written notice of such failure.

(2)

“Change in Control” means:

(i)

any “person” (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than a person who as of the Effective Date owns an interest in the Company or in Satellite or any affiliate of any such person) becomes the beneficial owner, directly or indirectly, of interests in the Company or in Satellite representing more than fifty percent (50%) of the combined voting power of the then-outstanding interests in the Company or in Satellite (as the case may be); or

(ii)

the consummation of:

(x)

any consolidation or merger or share or unit exchange involving the Company or Satellite in which the Company or Satellite (as the case may be) is not the continuing or surviving entity or pursuant to which interests in the Company or Satellite would be converted into cash, securities, or other property, other than a merger of the Company or of Satellite in which the holders of voting interests in the Company or Satellite (as the case may be) immediately before the merger own fifty percent (50%) or more of the voting interests in the surviving entity immediately after the merger; or

(y)

any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of substantially all of the assets of the Company or of Satellite other than to one or more of its wholly-owned subsidiaries or to an entity in which the persons holding voting interests in the Company or Satellite immediately before the consummation of the transaction own fifty percent (50%) or more of the voting interests.

(3)

“Disability” means the physical or mental infirmity of Executive (including Executive’s addiction to, or habitual abuse of, alcohol or other drugs) which infirmity causes him to be substantially unable to perform his duties hereunder for any period of ninety (90) consecutive days, despite provision by Iridium of reasonable accommodations as requited by law.

(4)

“Good Reason” means the occurrence of any of the following which is not cured within fifteen (15) days after written notice thereof to Iridium:

(i)

Iridium’s assignment to Executive of duties materially inconsistent with Executive’s position, authority, duties, or responsibilities specified herein or as modified from time to time by written agreement; or

(ii)

the Company’s or Satellite’s failure to perform or comply with any material term or provision of this Agreement.

(5)

“Termination Date” means the date as of which Executive’s employment is terminated.

(b)

In General.

(1)

Iridium may elect at any time to terminate Executive’s employment under this Agreement upon notice of such termination to Executive for any reason or no reason, with or without Cause, in which event the termination provisions of this Agreement shall govern. In the event of Iridium’s giving of notice of nonextension as provided in section 2, then immediately upon the giving of such notice, Executive’s employment shall be deemed terminated and Executive shall be entitled to severance as follows: (i) an amount equal to twelve months’ Base Salary at the rate then in effect plus (ii) an amount equal to six months’ bonus (based on the incentive plan in effect on the date of giving notice and determined as though 100% of all applicable goals and targets have been achieved). The foregoing amounts shall be paid to Executive in a lump sum within thirty days of termination, subject to receipt from Executive of the release described in subsection (h) hereof and Executive’s compliance with the provisions of section 7. Iridium shall continue Executive’s health/medical benefits (or reimburse Executive for the cost of continuation coverage under COBRA) until Executive is afforded health/medical benefits by another employer, for a maximum of six months from the Termination Date.

(2)

Executive may terminate his employment at any time by written notice to Iridium for Good Reason or, absent Good Reason, upon thirty (30) days’ written notice to Iridium.

(c)

Involuntary or For Good Reason. If Executive’s employment is terminated by the Company or Satellite other than for Cause or Disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to severance as follows: (i) an amount equal to twelve month’s Base Salary (at the rate in effect on the Termination Date) plus (ii) an amount equal to twelve months’ Bonus (based on the incentive plan in effect on the Termination Date and determined as though 100% of all applicable goals and targets have been achieved). The foregoing amounts shall be paid to Executive in a lump sum within thirty (30) days of termination, subject to receipt from Executive of the release described in subsection (h) and Executive’s compliance with the provisions of section 7. In addition, subject to receipt of the release described in subsection (h) and Executive’s compliance with the provisions of section 7, Iridium shall continue Executive’s health/medical benefits (or reimburse Executive for the cost of continuation coverage under COBRA) until Executive is afforded health/medical benefits by another employer, for a maximum of twelve months from the Termination Date. If Executive refuses to execute such release, Iridium shall not pay the foregoing severance to Executive and Executive shall reserve all rights and remedies at law or in equity against Iridium.

(d)

For Cause or Without Good Reason. If the Company or Satellite terminates Executive’s employment for Cause, or if Executive terminates his employment other than for Good Reason (and such termination is not by reason of his death), Iridium shall pay Executive his Base Salary through the Termination Date and any other compensation and benefits (but no portion of any bonus that might have been earned for that calendar year had Executive remained) that may be due or provided to the Executive upon termination of employment under such circumstances in accordance with the terms and conditions of any applicable employee benefit plans of Iridium.

(e)

On Account of Disability. If the Company or Satellite terminates Executive’s employment on account of Executive’s Disability, Iridium shall pay, within thirty days of the date of termination, to Executive his Base Salary through the Termination Date and a prorated portion of any Bonus to which Executive would otherwise have been entitled for the year in which the termination becomes effective (determined as though all targets and objectives had been met).

(f)

Upon Death of Executive. If Executive’s employment is terminated by reason of his death, then Iridium shall continue paying amounts to Executive’s estate or other successor in interest for a period of six (6) months from the date of Executive’s death at a rate equal to Executive’s Base Salary in effect on such date, in biweekly or other installments in accordance with Iridium’s general payroll practices. In addition, Iridium shall pay to Executive’s estate or other successor in interest a prorated portion of the Bonus to which Executive would otherwise have been entitled for the calendar year in which falls the date of his death, which shall be paid promptly but in no event later than three (3) months after the end of such calendar year, and shall continue any benefits to his surviving spouse or other successor in interest in accordance with the terms of Iridium’s benefit plans and programs then in effect.

(g)

Upon Change in Control. If Executive’s employment is terminated as a result of a Change in Control of the Company or of Satellite, then Executive shall be entitled to an amount equal to one year’s Base Salary (at the rate in effect on the Termination Date) plus (ii) an amount equal to one year’s Bonus (based on the incentive plan in effect on the Termination Date and determined as though 100% of all applicable goals and targets have been achieved). The foregoing amount shall be paid to Executive in a lump sum within thirty (30) days of termination, subject to receipt from Executive of the release described in subsection (h) and Executive’s compliance with the provisions of section 7. In addition, subject to receipt of the release, described in subsection (h) and Executive’s compliance with the provisions of section 7, the Company shall continue Executive’s health/medical benefits (or reimburse Executive for the cost of continuation coverage under COBRA) until Executive is afforded health/medical benefits by another employer, for a maximum of twelve months from the Termination Date.

(h)

Release. As a condition precedent to receiving payment of amounts payable under subsections (c) or (g), Executive shall execute a release of all claims against Iridium in form reasonably satisfactory to Iridium; provided, however, that such release shall not release Iridium from its obligations to indemnify Executive as set forth in section 4(d). If (but only if) Executive has executed such release, then any claim that Iridium may have against Executive shall be barred unless Iridium commences an arbitration or other action or proceeding asserting such claim within one (1) year from the Termination Date.

7.

Certain Restrictions.

(a)

Confidentiality. Executive acknowledges that he has acquired and will acquire proprietary and confidential information relating to the business of the Company and its subsidiaries, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company or its subsidiaries) as they may exist from time to time (collectively, “Confidential Information”), which are or may be valuable, special, and unique assets of Iridium’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive shall not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and as reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions shall not apply to, and “Confidential Information” shall not be deemed to include, information that has been publicly disclosed by any person other than Executive who is not under an obligation of confidentiality to the Company or any of its subsidiaries or is otherwise in the public domain before Executive’s disclosure of such information.

(b)

Competitive Activity. Due to the unique position of Executive in his role of Chief Executive Officer of Company and Satellite, Executive agrees that if he voluntarily terminates his employment (other than for Good Reason) or Iridium terminates his employment for Cause, Executive shall not for a period of one (1) year after the Termination Date, without the prior written consent of Iridium, engage or participate in any of the following activities: (i) directly or indirectly, knowingly engage or participate in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is in direct market competition with the Company or Satellite, any successor to the Company’s or Satellite’s business, or any of their subsidiaries (a “Competitive Business”) (except that, notwithstanding the foregoing, Executive may: (x) own up to a five percent (5%) interest in a publicly traded corporation engaged in a Competitive Business or (y) be employed by or serve as a consultant to an entity that is engaged in a Competitive Business and in one or more other businesses as long as Executive is not, directly or indirectly, personally involved in the Competitive Business) or (ii) personally employ or retain (or personally participate in or arrange the employment or retention of) any person who was employed or retained by the Company or Satellite, any successor to the business of the Company or Satellite, or any of their affiliates or subsidiaries during the period of Executive’s employment. For purposes hereof, a Competitive Business shall be deemed in direct market competition with Iridium’s business if it engages in providing any form of mobile satellite telecommunications, whether voice or data (but excluding broadcast transmissions), as the term “telecommunications” is defined in the Communications Act of 1934, as amended, 47 U.S.C. §153(43).

(c)

Remedies for Breach. Executive acknowledges that the provisions of this section 7 are reasonable and necessary for the protection of Iridium and that Iridium may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedy available to Iridium, Iridium shall be entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and that no bond or security shall be required in connection therewith. In any action or proceeding brought to enforce the provisions of this section 7, the prevailing party shall be entitled to receive from the other party its reasonable costs and expenses incurred to enforce such provisions or defend against such enforcement (as the case may be), including reasonable attorneys’ fees.

(d)

Modification. If any provision of this section 7 is deemed invalid or unenforceable to any extent, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

8.

Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement (including Exhibit A), other than with respect to an alleged breach of any of any of the provisions of section 7, shall be resolved by binding arbitration held in Washington, D.C. before a single arbitrator conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (the “AAA Rules”) and otherwise in accordance with principles of Maryland law that would be applied by a court sitting in Maryland. The parties shall negotiate in good faith to select a mutually agreeable arbitrator, but if they cannot agree on an arbitrator within thirty (30) days after the commencement of the arbitration, the arbitrator shall be independently selected by the AAA as provided in the AAA Rules. Such arbitrator, whether selected by the parties or the AAA, shall be unaffiliated with either party. Judgment on any award may be entered and enforced in any court having jurisdiction. Notwithstanding the foregoing, either party shall have the right to apply to a court having appropriate jurisdiction to seek injunctive or other nonmonetary relief, on either an interim or permanent basis, for any claim arising under or in connection with this Agreement.

9.

Miscellaneous.

(a)

Certain Permitted Changes in Executive’s Position. Anything in this Agreement to the contrary notwithstanding, in the event of a Change in Control, a change only in Executive’s title (but not a reduction in the actual scope of Executive’s responsibilities, authority, or duties) (other than due to Cause or Disability), shall not constitute Good Reason or a failure by the Company to perform any terms or provision of this Agreement. In the event of such a change in the Executive’s title, any reference, whether express or implied, in this Agreement to Executive’s title will be deemed to refer to Executive’s title as so changed.

(b)

Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties.

(c)

Incorporation of Recitals and Exhibits. The recitals to this Agreement and Exhibit A hereto are an integral part of and by this reference are hereby incorporated into this Agreement.

(d)

Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

(e)

Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Transaction, provided the assignee assumes the obligations of Company in connection with such assignment.

(f)

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(g)

Headings. The headings and subheadings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

(h)

Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

(i)

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(j)

Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company or Satellite, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company or Satellite shall preclude the Company or Satellite from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program. In the event of a conflict between the provisions of this Agreement and those of any such policy, plan, or program, the provisions of this Agreement shall prevail.

(k)

Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

(l)

Internal Revenue Code Section 409A. To the extent that this Agreement or any plan, program or award of Company in which Executive participates or which has been or is granted by Company to Executive, as applicable, is subject to section 409A of the Code, Company and Executive agree to cooperate and work together in good faith to timely amend each such plan, program or award to comply with section 409A of the Code. In the event that Executive and Company do not agree as to the necessity, timing, or nature of a particular amendment intended to satisfy section 409A of the Code, reasonable deference will be given to

Executive’s reasonable interpretation of such provisions. Notwithstanding anything herein to the contrary, in the event that Executive is subject to any payment or benefit at a time when he is a “specified employee” (within the meaning of section 409A), the Company shall delay the making of such payment or benefit to the extent reasonably necessary to satisfy section 409A. In addition, references to payments to be paid “promptly following the Termination Date” or similar references shall mean no later than two and one-half months after the Termination Date. So long as Executive has complied with the foregoing provisions of this subsection (l), Company will indemnify and protect Executive against any penalties imposed by IRS as a result of the application of Code Section 409A.

(BALANCE OF THIS PAGE INTENTIONALLY BLANK)

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:

IRIDIUM HOLDINGS LLC

/s/

By:/s/ Michael Deutschman           (SEAL)

Name:  Michael Deutschman

Title:    Chief Counsel

IRIDIUM SATELLITE LLC

/s/

By:/s/ Michael Deutschman          (SEAL)

Name:  Michael Deutschman

Title:    Chief Counsel

/s/

/s/ Matthew J. Desch                   (SEAL)

Name:  Matthew J. Desch

EXHIBIT A

PROFITS INTEREST

Iridium Satellite LLC (“Satellite”) agrees to provide to Executive an interest in the profits of the Company requiring Company to make payments (“Profits Interest Payments”) to you based on the Aggregate Distributions and Payments made by the Company, in all cases on the terms and subject to the conditions set forth below.

1.

Defined Terms: As used in this Exhibit A, the following terms have the meanings set forth below:

(a)

“Aggregate Distributions and Payments” means: (i) all distributions and payments made by Holdings to which the holders of Class B Units (as a group) are entitled, including but not limited to distributions made by Iridium Holdings LLC (“Company”) on account of the sale or other disposition of substantially all of the assets of Company and its subsidiaries taken as a whole plus (ii) all payments made by third parties to which such holders (as a group) are entitled on account of the sale or other disposition (by way of merger, share exchange, or otherwise) of substantially all of the Class B Units then outstanding, in each case after the Effective Date. “Distributions” and “payments” shall include not only cash distributions and payments but also distributions and payments made in securities or other property, which shall be valued as reasonably determined by the Board of Directors of Company.

(b)

“Class B Unit” means a fully-paid and nonassessable Class B Unit (as defined in the Iridium Holdings LLC Agreement) that is free of all preemptive rights and of all taxes, liens, and charges.

(c)

“Equivalent Holder of Class B Units” means a person whose Percentage Interest on the date for determining the amount of a Profits Interest Payment to you equals the Equivalent Percentage.

(d)

“Equivalent Percentage” as of any particular date means, with respect to a particular Indicated Percentage, the Percentage Interest in the Company as of that date of a (hypothetical) holder of Class B Units whose Percentage Interest on the Effective Date equals that Indicated Percentage. In other words, a holder’s Equivalent Percentage takes into account any dilution of the interests of holders of Class B Units resulting from events occurring after the Effective Date.

(e)

“Indicated Percentage” means two and one-half percent (2.5%), subject to the vesting provisions of section 3 hereof.

(f)

“Iridium Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as from time to time amended.

(g)

“Percentage Interest” has the meaning ascribed to it in the Iridium Holdings LLC Agreement.

(h)

“Threshold Amount” means an amount determined by multiplying the Equivalent Percentage by $400 million.

2.

The Profits Interest Payments to be made to you shall equal the excess (if any), determined on a cumulative basis of (i) the Aggregate Distributions and Payments that an Equivalent Holder of Class B Units is entitled to receive after the Effective Date, over (ii) the Threshold Amount. Such Profits Interest Payments shall be made to you as and when the distributions and payments by reference to which the Aggregate Distributions and Payments are determined are to be made. Where the Aggregate Distributions and Payments in respect of which Profits Interest Payments are to be made are payments to holders of Class B Units by a party other than Company or its subsidiaries, such Profits Interest Payments shall be made by Iridium but shall take into account the amount by which the payments that would otherwise he made to such holders of Class B Units will be reduced by the Profits Interest Payments.

3.

Your right to receive any Profits Interest Payments and your Indicated Percentage are subject to vesting, which shall occur in four equal installments over the Term of your employment, with the first vesting to occur at the end of the first year of your employment and on each anniversary thereafter until fully vested. For purposes of determining the amount of any Profits Interest Payments to be made to you while subject to vesting, your Indicated Percentage shall be prorated and 0.625 percent shall be granted at the end of the first year of employment, increasing by that same percentage on each anniversary of the first vesting, until fully vested in the Indicated Percentage of 2.5%. Vesting of any then unvested portion of your Indicated Percentage shall not occur in the event of a voluntary or involuntary termination of your employment for any reason, other than an involuntary termination resulting from a Change in Control, all as defined in your Employment Agreement of which this Exhibit is a part. In the event of termination by reason of non-extension of the term, vesting shall occur as though employment had continued until the end of the term.

4.

The Company will have the option to buy out your right to receive Profits Interest Payments at such time as you cease to be an employee of Satellite, which option may be exercised by written notice given to you at any time within one (1) year after the date you cease to be an employee of Satellite. If the Company exercises this option, the Company or Satellite will pay to you in a lump sum, not later than sixty (60) days after the option is exercised, the value of your right to receive Profits Interest Payments as of the date the option is exercised. This value will be determined by the Board of Directors of Company in consultation with its then institutional financial advisors, taking into account the value of, and the Aggregate Distributions and Payments that are reasonably likely to be made to holders of, Class B Units but subject to the Threshold Amount. Provided such determination is made in good faith and is not patently unreasonable, such determination shall be final and binding on both you and Company.

5.

In no event shall you be deemed an owner of any equity interest in the Company or Satellite by virtue of this Exhibit A or to have or be entitled to exercise any of the rights of an owner of an equity interest in Company or Satellite, whether arising under the Iridium Holdings LLC Agreement, the Delaware Limited Liability Company Act, or otherwise.

(IRIDIUM LOGO)

Iridium Holdings LLC

Iridium Satellite LLC

6707 Democracy Boulevard

Suite 300

Bethesda, MD 20817

T: +1 301-571-6200

F: +1 301-571-6224

April 20, 2007

Mr. Matthew J. Desch

6707 Democracy Boulevard

Bethesda MD 20817

Re: Amendment to Employment Agreement

Dear Matt:

Please accept this letter amending your Employment Agreement dated September 18, 2006 (the “Employment Agreement”) with Iridium Holdings LLC (the “Company”) and Iridium Satellite LLC (“Satellite”) (together referred to as “Iridium”).

Capitalized terms that are defined in the Employment Agreement and used herein without further definition shall have the same meaning as set forth in the Employment Agreement.

Exhibit A to the Employment Agreement provides, in part, that your right to receive any Profits Interest Payments and your Indicated Percentage are subject to vesting. In general, as provided in section 3 of Exhibit A, your Indicated Percentage vests in four equal annual installments. As therein specified, however, vesting of your Indicated Percentage is accelerated in the event of an involuntary termination of your employment resulting from a Change in Control.

Iridium hereby agrees that, in the event of a Change in Control not resulting in an involuntary termination of your employment, your Indicated Percentage will vest at 1.25% if and to the extent that your Indicated Percentage otherwise vested as of such date is less than 1.25%.

I would appreciate your acknowledge the foregoing amendment by signing and returning a copy of this letter for the Iridium records.

Very truly yours,

/s/ Michael R. Deutschman

Michael R. Deutschman

Chief Administrative Officer

and Chief Counsel

Acknowledged and Agreed

this 25th day of April, 2007

/s/ Matthew J. Desch

Matthew J. Desch

January 21, 2008

Mr. Matthew J. Desch

c/o Iridium Satellite LLC

6707 Democracy Blvd

Bethesda, MD 20817

Re: Limitation on Right to Profits Interest Payments

Dear Matt:

This letter confirms that we have agreed to modify, effective as of the date of this letter, the arrangement previously entered into with respect to the making of “Profits Interest Payments” to you in partial consideration for your service to Iridium.

In particular, we have agreed that Exhibit A to your Employment Agreement dated September 18, 2006 with Iridium Holdings LLC and Iridium Satellite LLC (as heretofore amended by a letter to you from Michael Deutschman dated April 20, 2007 and clarified by a letter to you from Michael dated June 1, 2007 relating to the definition of “Threshold Amount”) is hereby modified by adding at the end of such Exhibit A the following new paragraph:

“6.

In no event shall the total amount of Profits Interest Payments made to you exceed the excess of (i) the Equivalent Percentage times $8,778,000 over (ii) the Threshold Amount.”

Please confirm your agreement to the above by signing and returning a copy of this letter.

Very truly yours,

/s/ John S. Brunette

John S. Brunette

Chief Administrative Officer

and Chief Counsel

Acknowledged and Agreed:

/s/ Matthew J. Desch

Matthew J. Desch

Date: January 31, 2008

(IRIDIUM LOGO)

November 20, 2008

Matthew J. Desch

c/o Iridium Holdings, LLC

6707 Democracy Boulevard, Suite 300

Bethesda, MD 20817

RE: Your Profits Interest

Dear Matt:

On September 18, 2006 Iridium Holdings, LLC granted you phantom equity payment rights pursuant to Exhibit A of your employment agreement with Iridium dated as of September 18, 2006, which rights were subsequently amended and/or clarified in letter agreements between you and Iridium (the “Profits Interest Payment”). This letter is intended to further clarify how the Profits Interest Payment will be calculated when a payment event occurs (for example, in connection with the consummation of the transactions contemplated by the Transaction Agreement dated as of September 22, 2008 among Iridium, GHL Acquisition Corp. and the other parties thereto). The actual amount of the Profits Interest Payment shall be computed as follows, but shall not be less than $0.00:

X = the product of A times B, where:

X is the amount of the Profits Interest Payment payable;

A is $4,483,698 minus an amount equal to the excess, if any, of (i) $8,778,000 over (ii) the fair market value on the payment date of 39,582 Class B Units of Iridium (the “FMV Determination”); provided, that if the FMV Determination is equal to or less than $4,294,302, then A will be $0.00; and

B is the percentage of the Profits Interest Payment that is vested on the applicable payment date.

For the avoidance of doubt, any distributions made by Iridium since September 18, 2006 payable to holders of Class B Units of Iridium shall be deemed to be applied solely against the threshold amount applicable to the Units of Employee Holdings LLC issued to you on January 21, 2008.

Please confirm your agreement to the above by signing and returning a copy of this letter.

Very truly yours,

Iridium Holdings, LLC

By: /s/ John S. Brunette

John S. Brunette

Chief Legal & Administrative Officer

Acknowledged and Agreed:

/s/ Matthew J. Desch

Matthew J. Desch

Date: November 21, 2008